10868 189th Street
Council Bluffs, IA 51503
Phone: 712-366-0392
Fax: 712-366-0394

August 27, 2009

Mr. Brian Cahill
102 Quail Pass
Atchison, KS 66002

Dear Brian:

On behalf of Southwest Iowa Renewable Energy, Inc. (SIRE) and our Board of Directors, I am pleased to confirm the details of your employment as General Manager, President, and CEO reporting to the SIRE Board of Directors.  We look forward to having you lead our team and helping us further our growth and profitability.  I know SIRE offers the environment and challenges that you seek, and I am sure you will enjoy the Company.

This letter summarizes the basic employment terms and conditions of our offer.  These are:

1.	Starting Date: September 8, 2009.

2.
Base Salary:  Your annual base salary will be $180,000, payable in 26 pay periods.  Future salary increases will be based on your and the Company’s performance and will be determined in accordance with the Board of Director’s compensation policy.

3.	Incentive Programs:

a.
Short Term Incentive Program:  For the Company's fiscal year beginning October 1, 2009, you will be eligible to participate in the Company’s Short Term Incentive Program.  The “target” of your incentive is 20% of your annual salary with a maximum upward potential of two times this amount.  Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select metrics of our annual business plan.

b.
Long Term Incentive Program:  For the Company's fiscal year beginning October 1, 2009, you will be eligible to participate in the Company’s Long Term Incentive Program.  The long term incentive has a potential award of 25% of your base salary.  This award will be determined based upon your individual contribution and financial

Brian T. Cahill
August 21, 2009

results as determined by annual financial targets and key productivity indicators during the fiscal year.  Your award will have a three-year vesting schedule (taxable upon vesting) and the composition of the award may be SIRE equity and/or cash, as approved by the SIRE Board.

c.	Other terms of Incentive Programs:

i.
The target amounts, the metrics, pay-out formulas, and conditions of the Short Term Incentive and the Long Term Incentive Program may be periodically revised or altered by the SIRE Board to reflect changing environmental or business conditions.  Should changes occur, they will have no retroactive impact and you will receive appropriate notice.

ii.
Bonuses, if due, are typically paid in within three weeks following approval of the financial results for the fiscal year and are contingent upon the participant’s continued employment with the Company at the time they are to be paid.

5.
Relocation Package:  We recognize the impact that your move from Atchison, Kansas to Council Bluffs will have on several aspects of your life and have included several forms of relocation assistance.  It is expected that you will make every effort to complete your relocation to the Council Bluffs area by December 31, 2009.

a.	Temporary Accommodations: A furnished apartment will be provided by SIRE for you and your spouse until December 31, 2009.

b.
Lump Sum Relocation Payment:  In your first standard pay check, you will receive a one-time payment of $15,000, less applicable taxes, to defray various costs associated with the move and setting up a home in the new location.

c.
Reimbursement for Relocation Costs: You will receive reimbursement for reasonable and customary relocation costs up to a maximum of $25,000.  Expenses eligible for reimbursement will include the following:

-	Pack & move household goods by moving company
-	Selling costs of existing home (realtor fees, etc.)
-	Travel expenses for one house hunting trip (2 days)
-	Mileage to/from Atchison, KS prior to relocation
-	Closing costs on new mortgage
-	Appliance hook-ups and other miscellaneous costs

6.           Company Vehicle:  You will be provided with a company vehicle.  Until its lease expiration, your initial vehicle will be the vehicle driven by the prior General Manager.

Brian T. Cahill
August 21, 2009

 The make and model of subsequent company vehicle(s) must be approved by the Board’s Compensation Committee.  All mileage, both business and personal, must be recorded and reported at year-end for appropriate tax calculations.

7.
Vacation:  You are eligible for 15 days of vacation per calendar year.  Your vacation will be prorated during your first year of employment based on your start date.  Vacation may not be carried over to a subsequent year.

8.	Holidays: The following nine paid holidays are currently recognized by the Company:

New Year’s Day
Labor Day
President’s Day
Independence Day
Memorial Day
Thanksgiving Day
Day after Thanksgiving
Christmas Day
(an additional paid holiday is identified each year by SIRE’s management)

9.   Employee Benefits:  SIRE offers a comprehensive benefit program for its employees, including a 401k, health and dental benefits, long-term disability, and life insurance.  In accordance with the terms of the plans, you would become eligible for the Company’s employee benefits on the first day of the month following your start date, subject to any applicable waiting periods.  More detailed benefit information will be sent to you upon acceptance of this offer.

As with all of our employees, your employment at SIRE is “at-will”.  This means that your employment continues so long as both SIRE and you agree that it should.  Both SIRE and you have the right to terminate the employment relationship at any time and for any or no reason.

This letter will supersede any prior oral or written understanding concerning compensation or other terms of your employment, and any changes with respect to your compensation arrangements must be in writing and signed on behalf of SIRE.

Congratulations on your assignment as General Manager, President, and CEO for SIRE.  Those of us who met with you during the interview process were very impressed with your qualifications, accomplishments, and capabilities.  We believe that you are a very good fit with our team overall and are optimistic that you will accept our offer.  We look forward to you joining SIRE.

Brian T. Cahill
August 21, 2009

If you find these terms acceptable, please sign a copy of this letter in the space provided below, scan it, and e-mail it back to me by August 31, 2009 at KKing@KingAg.com with a copy to Laura Schultz at Laura.Schultz@sireethanol.com.   If you have any questions, do not hesitate to contact me at 712-592-1160.

Sincerely,

/s/ Karol King
Karol King
Chairman of the Board

This letter has been read and fully understood.  I accept all of the terms of employment as specified.

/s/ Brian Cahill                      8/28/09
______________________________________                 _________________
Brian Cahill                                                                                     Date